EXHIBIT 99.1

Press Release Dated November 7, 2013

Geron Corporation Reports Third Quarter 2013 Financial Results

Conference Call Scheduled for 4:30 p.m. EST Today, November 7th

MENLO PARK, Calif., November 7, 2013 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the third quarter ended September 30, 2013.

For the third quarter of 2013, the company reported a net loss of $8.3 million, or $0.06 per share, compared to $16.0 million, or $0.13 per share, for the comparable 2012 period. Net loss for the first nine months of 2013 was $29.1 million, or $0.23 per share, compared to $53.0 million, or $0.42 per share, for the comparable 2012 period. The company ended the third quarter of 2013 with $67.0 million in cash and investments.

Revenues for the third quarter of 2013 were $181,000, compared to $636,000 for the comparable 2012 period. Revenues for the first nine months of 2013 were $1.1 million, compared to $2.0 million for the comparable 2012 period. The decrease in revenues for the three and nine month periods ending September 30, 2013, compared to the same periods in 2012, primarily reflects the recognition of a license payment from GE Healthcare UK, Limited in the third quarter of 2012 and termination of the company’s license agreement with Asia Biotech Corporation in December 2012. The license agreement with GE Healthcare UK, Limited was transferred to Asterias Biotherapeutics, Inc. upon the closing of the divestiture of the company’s stem cell assets.

Total operating expenses for the third quarter of 2013 were $8.9 million, compared to $16.5 million for the comparable 2012 period. Research and development expenses for the third quarter of 2013 were $5.3 million, compared to $11.7 million for the comparable 2012 period. General and administrative expenses for the third quarter of 2013 were $3.5 million, compared to $4.8 million for the comparable 2012 period.

Total operating expenses for the first nine months of 2013 were $30.7 million, compared to $55.3 million for the comparable 2012 period. Research and development expenses for the first nine months of 2013 were $18.1 million, compared to $39.6 million for the comparable 2012 period. General and administrative expenses for the first nine months of 2013 were $11.6 million, compared to $15.7 million for the comparable 2012 period.

Operating expenses for the 2013 third quarter and year-to-date periods also included restructuring charges of $116,000 and $1.0 million, respectively, related to the company’s decisions in April 2013 to discontinue its discovery research programs and companion diagnostics program based on telomere length, as well as close its research laboratory facility and reduce its workforce.

The decrease in research and development expenses for the three and nine month periods ending September 30, 2013, compared to the same periods in 2012, primarily reflects reduced personnel-related costs resulting from recent restructurings, lower manufacturing costs for drug products and reduced clinical trial expenses in connection with the wind-down of the imetelstat trials in metastatic breast cancer and advanced non-small cell lung cancer and GRN1005 trials in patients with brain metastases. The decrease in general and administrative expenses for the three and nine month periods ending September 30, 2013, compared to the same periods in 2012, primarily reflects reduced personnel-related costs resulting from recent restructurings, lower costs for consulting services and reduced costs for legal services associated with the company’s patent portfolio.

Non-cash operating expenses, which primarily included stock-based compensation and depreciation, were approximately $1.4 million and $4.6 million for the three and nine month periods ended September 30, 2013, respectively, compared to $2.0 million and $6.4 million for the comparable 2012 periods.

Interest and other income for the third quarter of 2013 amounted to $699,000, compared to $140,000 for the comparable 2012 period. Interest and other income for the first nine months of 2013 was $836,000, compared to $481,000 for the comparable 2012 period. The increase in interest and other income for the three and nine month periods ending September 30, 2013, compared to the same periods in 2012, primarily reflects a net gain on the sale of excess laboratory equipment in connection with the closure of the company’s research laboratory facility, partially offset by a decline in interest income due to lower cash and investment balances in 2013. The company has not incurred any impairment charges on its investment portfolio.

Company Events

  Investigator-Sponsored Trial in Myelofibrosis. In November 2012, Dr. Ayalew Tefferi at Mayo Clinic initiated an investigator-sponsored trial (IST) to evaluate the safety and efficacy of imetelstat in patients with myelofibrosis (MF) and to determine an appropriate dose and schedule for further evaluation. The trial is an open-label study in patients with primary MF, post-essential thrombocythemia MF or post-polycythemia vera MF who have two to three risk factors (intermediate-2) or four or more risk factors (high risk) as defined by the Dynamic International Prognostic Scoring System Plus (DIPSS Plus) described by Gangat, et al, in the Journal of Clinical Oncology (2011). The primary endpoint is overall response rate, which is defined by the proportion of patients who are classified as “responders”, which means that they have achieved either a clinical improvement (CI), partial remission (PR) or complete remission (CR), consistent with the criteria of the 2013 International Working Group for Myeloproliferative Neoplasms Research and Treatment (IWG-MRT). Secondary endpoints include reduction of spleen size, improvement in anemia or inducement of red blood cell transfusion independence, safety and tolerability.

  The investigator has informed Geron that more than fifty patients have been enrolled in the IST. Enrollment of the first 11 patients in the first cohort of MF patients (Cohort A) in which the dose of imetelstat is given once every three weeks was completed at the end of March 2013 and the pre-specified criteria in the clinical protocol of at least two responders in the first 11 patients were met to enable expanded enrollment. Enrollment of the first 11 patients of the second cohort of MF patients (Cohort B) in which imetelstat was given weekly for four weeks, followed by one dose every three weeks, was completed in May 2013 and the pre-specified criteria in the clinical protocol of at least two responders in the first 11 patients were met to enable expanded enrollment. In addition, the investigator has informed the company that enrollment has commenced in additional cohorts to evaluate the safety and efficacy of imetelstat using different dosing algorithms, as well as to evaluate imetelstat in different patient populations, including patients with MF that has transformed into AML, or blast-phase MF, and certain subpopulations of myelodysplastic syndromes/myeloproliferative neoplasms (MDS/MPN), or MDS.

  Certain preliminary data from patients enrolled in Cohort A and Cohort B of the ongoing IST have been selected for presentation in an oral session at the 55th American Society of Hematology (ASH) Annual Meeting and Exposition to be held in New Orleans, Louisiana from December 7-10, 2013. The presentation is scheduled to occur on Monday, December 9, 2013 at 4:45 p.m. CST. The preliminary data selected by the investigator was submitted as an abstract by the investigator to ASH in August 2013.

  John A. Scarlett, M.D., Geron’s Chief Executive Officer commented, “Pending additional input from regulators, investigators and other experts, as well as further potential insights from the ongoing IST, we expect to initiate a Geron-sponsored, multi-center trial of imetelstat in MF in the first half of 2014.”

  Completion of Divestiture of Human Embryonic Stem Cell Assets. On October 1, 2013, the transaction to divest Geron’s human embryonic stem cell assets pursuant to the terms of the previously announced Asset Contribution Agreement that was entered into in January 2013 with BioTime, Inc. and BioTime’s subsidiary, Asterias Biotherapeutics, Inc. (formerly known as BioTime Acquisition Corporation) was completed.

Conference Call

At 4:30 p.m. EST on November 7, 2013, Geron’s management will host a conference call to discuss the company’s third quarter results and recent events.

Participants can access the conference call live via telephone by dialing 877-303-9139 (U.S.); 760-536-5195 (international). The passcode is 95357406. A live audio-only webcast is also available at http://edge.media-server.com/m/p/a6skpm7i/lan/en. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through December 8, 2013.

About Geron

Geron is a clinical stage biopharmaceutical company developing a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding Geron's plans or expectations for or of: (a) initiation or timing of a Geron-sponsored, multi-center trial of imetelstat in myelofibrosis and (b) clinical development plans or success of imetelstat, including imetelstat possibly having applicability for the treatment of any hematologic myeloid malignancies, including myelofibrosis, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include without limitation, those risks and uncertainties inherent in the development of potential therapeutic products, including without limitation, that: since the data in the ASH abstract is preliminary data, additional and updated safety and efficacy data from the IST and other clinical trials may be negative; institutional review boards or regulatory agencies may cause delays or prohibit any clinical trials for imetelstat; there may be a shortage of drug supply; the company may not have adequate financial resources; clinical trial collaborators may not be willing to participate in a clinical trial; there may be critical regulatory, commercial, competitive, technical or scientific challenges; results from the IST may not mean that imetelstat has applicability for the treatment of myelofibrosis or any other hematologic myeloid malignancies; there may be limitations on freedom to operate arising from intellectual property of others; and it may not be possible to protect Geron's intellectual property rights. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron's periodic reports filed with the Securities and Exchange Commission under the heading "Risk Factors," including Geron's quarterly report on Form 10-Q for the quarter ended September 30, 2013. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
(In thousands, except share and per share data)	2013	2012	2013	2012

Revenues:
License fees and royalties	$181	$636	$1,058	$2,020

Operating expenses:
Research and development	5,338	11,684	18,066	39,568
Restructuring charges	116	—	1,032	—
General and administrative	3,460	4,829	11,643	15,726
Total operating expenses	8,914	16,513	30,741	55,294
Loss from operations	(8,733)	(15,877)	(29,683)	(53,274)

Unrealized loss on derivatives	(208)	(44)	(207)	(10)
Interest and other income	699	140	836	481
Interest and other expense	(12)	(172)	(44)	(215)
Net loss	$(8,254)	$(15,953)	$(29,098)	$(53,018)

Basic and diluted net loss per share	$(0.06)	$(0.13)	$(0.23)	$(0.42)

Shares used in computing basic and diluted net
loss per share	128,293,074	127,236,993	128,146,333	126,833,916

CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
	2013	2012
(In thousands)	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$10,386	$22,857
Marketable securities	56,617	73,472
Other current assets	1,399	2,088
Total current assets	68,402	98,417

Property and equipment, net	116	974
Deposits and other assets	195	410
	$68,713	$99,801

Current liabilities	$6,837	$14,148
Stockholders’ equity	61,876	85,653
	$68,713	$99,801

Note 1 :	Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012.

###